EXHIBIT 99.1

™	News Release

For Immediate Release

For more information, contact:

Matthew P. Smith, Chairman

PECO II, Inc.

1376 State Route 598

Galion, Ohio 44833

Tel: 419-468-7600

PECO II Regains Compliance

with Nasdaq Continued Listing Requirement

GALION, Ohio – October 22, 2003 – PECO II, Inc. (Nasdaq:PIII) a full-service provider of engineering and installation on-site services and a manufacturer of communications power systems and equipment to the communications industry, announced today that it has been notified by the Nasdaq Listing Qualifications Section that the Company has regained compliance with the minimum bid price requirement for the Nasdaq SmallCap Market and that the matter is now closed. Nasdaq requires companies to maintain a bid price at or above $1.00. The Company regained compliance by maintaining a closing bid price above $1.00 for at least 10 consecutive trading days.

Trading of PECO II common shares moved to the Nasdaq SmallCap Market from the Nasdaq National Market on June 27, 2003, so the Company could take advantage of the extended grace period for compliance with the minimum bid price requirement afforded by the Nasdaq SmallCap Market. If the closing bid price of PECO II’s common stock is $1.00 per share or more for 30 consecutive trading days, the Company may also be eligible to transfer its common stock back to the Nasdaq National Market, provided that it has maintained compliance with the other continued listing requirements for that market.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. The Company generated revenues of $62.1 million in 2002. Additional information about PECO II can be found at www.peco2.com.

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